Exhibit 10.1

RTI BIOLOGICS, INC.

EXECUTIVE TRANSITION AGREEMENT

WITH [—]

AGREEMENT made as of the 29th day of August, 2012 (the “Effective Date”), by and between RTI BIOLOGICS, INC. (the “Company”) and [—] (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes the possibility of an involuntary termination of Executive’s employment, whether or not such termination were to occur in the context of a Change in Control (as defined below); and

WHEREAS, the Board desires to encourage Executive’s undivided loyalty and attention to the business of the Company, and to ensure that Executive will remain focused on the business of the Company and will not otherwise be distracted by the possibility of an involuntary termination of employment and/or the possibility of a Change in Control; and

WHEREAS, after consulting with its outside compensation advisor, the Board believes it is in the best interests of the Company and its shareholders [to terminate the employment agreement between the Company and Executive dated as of [—] (the “Employment Agreement”), and] to provide for certain severance payments and benefits to protect Executive in the event Executive’s employment is involuntarily terminated, all as described in and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Definitions. For the purposes hereof, the following terms shall have the meanings ascribed to them below.

(a) “Cause” means Executive’s (1) conviction or plea of nolo contendre to a felony; (2) commission of fraud or a material act or omission involving dishonesty with respect to the Company or its subsidiaries, (3) willful and continued failure to substantially carry out the material responsibilities of Executive’s employment (other than a failure attributable to illness or injury) that is not cured by Executive within a reasonable time after notice thereof is provided by the Board to Executive; or (4) gross negligence or willful misconduct in the performance of Executive’s duties which has had or is reasonably likely to have a material adverse effect on the Company.

(b) “Change in Control” means any of the following events:

(i) the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided, however, that Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(ii) the consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than 50% of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or

(iii) the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute more than 50% of the Board, provided, however, that if the election, or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iv) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because 30% or more of the then outstanding Voting Securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

(c) “Company” means RTI Biologics, Inc. and, following a Change in Control, any direct or indirect successor to the business of RTI Biologics, Inc.

(d) “Good Reason” means any one or more of the following actions or omissions by the Company or an affiliate:

(i) the assignment to Executive of any duties materially inconsistent with Executive’s position, authority, duties or responsibilities as in effect immediately prior to such assignment, or any other material diminution in such position, authority, duties or responsibilities;

(ii) any material reduction in Executive’s annual base salary or annual bonus opportunity in effect at any time and from time to time;

(iii) a relocation of Executive’s principal office by more than 150 miles; or

(iv) the failure or refusal by a successor or acquiring company to expressly assume the obligations of the Company under this Agreement upon the consummation of a Change in Control.

Notwithstanding the foregoing, Executive will not have “Good Reason” to terminate Executive’s employment merely because Executive is no longer a senior executive of a public company or has a different organizational title as a result of a Change in Control, provided that Executive’s operational duties, responsibilities and authority with respect to the business of the acquired or company are not otherwise materially diminished. As a condition to terminating Executive’s employment for Good Reason, Executive must specify in writing to the Company (or the successor or acquiring company) the nature of the act or omission that Executive deems to constitute Good Reason and provide the Company (or the successor or acquiring company) 30 days after receipt of such notice to review and, if curable, to correct the situation (and thus prevent Executive’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 60 days after the occurrence of the event or condition giving rise to such termination.

(e) “Severance Event” means a termination of Executive’s employment with the Company and its subsidiaries during the Term of this Agreement, either (1) by the Company without Cause, or (2) by Executive for Good Reason.

(f) “Termination Date” means the date on which a Severance Event occurs.

2. Term of Agreement. Except as otherwise provided, the term of this Agreement (“Term”) shall expire on the third anniversary of the Effective Date, subject to the right of the Company to extend the Term by giving Executive written notice of the extension prior to the expiration of the then current Term. If a Change in Control occurs before the expiration of the Term (determined with regard to any extensions), and if the Term would otherwise end within two years after the date of the Change in Control, then the Term will automatically be extended to the second anniversary of the date of the Change in Control.

3. Severance Protection.

(a) Accrued Compensation and Benefits. If a Severance Event occurs, then Executive will be entitled to receive (1) any earned and unpaid salary, payable on the Company payroll date coincident with or next following the Termination Date; (2) the unpaid amount, if any, of the bonus earned by Executive for the year preceding the year in which the Termination Date occurs, payable on the later of (A) the date payment of the prior year’s bonus would otherwise be made in the ordinary course of business, consistent with past practice, or (B) on the Company payroll date coincident with or next following the Termination Date; (3) subject to applicable Company policy, reimbursement of previously unreimbursed expenses that are incurred through the Termination Date and are otherwise eligible for reimbursement, all in accordance with Company policy relating to the reimbursement of executive expenses; and (4) any vested payments and benefits accrued by Executive through the Termination Date under and in accordance with the terms of any employee plan in which Executive is or was a participant.

(b) Additional Payments and Benefits. If a Severance Event occurs, then, subject to the provisions hereof, including, without limitation, Section 4 below, Executive will be entitled to receive the following payments and benefits:

(i) a cash severance payment (the “Severance Payment”) equal to the product of 1.0 multiplied by the sum of (1) Executive’s annual rate of salary in effect immediately prior to the Termination Date (or, if greater, the rate in effect as of the beginning of the year preceding the year in which the Termination Date occurs), plus (2) the amount of Executive’s target bonus opportunity for the fiscal year in which the Termination Date occurs (or, if there is no target bonus for such year, the amount of the bonus earned by Executive for the immediately preceding year), which Severance Payment shall be payable ratably for a period of 12 months following such termination of employment as if it were salary payable in accordance with the Company’s normal payroll practices, subject to and in accordance with Section 4 below;

(ii) accelerated vesting of any stock options, restricted stock units, shares of restricted stock and other forms of equity-based incentive awards that are not otherwise fully vested on the Termination Date, except to the extent that any vesting is subject to performance targets in years commencing after the Termination Date which have not yet been attained ; and

(iii) if, immediately before the Termination Date, Executive and/or Executive’s spouse and/or any of Executive’s dependents participates (other than via COBRA) in a Company group health plan, then, for 18 months following the Termination Date (or, if sooner, until corresponding coverage is obtained under a successor employer’s plan), Executive and/or such spouse and/or dependents may elect to continue participating in the Company’s plan at the same benefit and contribution levels and on the same basis as if Executive’s employment had continued (which continuing participation will be deemed to be in addition to and not in lieu of COBRA), provided, however, that, if the provision of such coverage is not permitted by the plan or by applicable law or would otherwise cause the Company to incur a penalty or additional tax, then, in lieu of such coverage, the Company will provide COBRA continuation coverage to Executive, and Executive’s spouse and/or dependents, at the Company’s sole expense, if and to the extent any of such persons elects and is entitled to receive COBRA continuation coverage, and, to the extent required by applicable tax law, the amount of the Company’s COBRA subsidy will be reported as W-2 wage income to Executive.

4. Release of Claims and Other Conditions; Timing and Form of Payments.

(a) General. Notwithstanding anything to the contrary contained herein, Executive’s right to receive and retain any severance payments or benefits listed in Section 3(b) above shall be conditioned upon (a) Executive’s having delivered to the Company, within 60 days after the Severance Event, a valid and binding release, substantially in the form annexed hereto as Exhibit A, which is no longer subject to revocation; and (b) Executive’s compliance with the restrictive covenants described in Exhibit B annexed hereto (the “Restrictive Covenants”) during the period over which the Severance Payment is payable in accordance with Section 3(b)(i) above. If Executive timely satisfies the foregoing release condition and continues to then be in compliance with the Restrictive Covenants, the initial installment of the Severance Payment will be payable on first Company payroll date (the “Initial Payment Date”) next following the date that is 60 days after the date on which Executive’s employment terminates and will include the payments that would otherwise have been made during such 60-day period. If Executive violates any of the Restrictive Covenants after having received (directly or indirectly) any of the payments or benefits described in Section 3(b), the Company will be entitled to recoup from Executive the amount of any such payments and the value of any such benefits previously received by Executive, and Executive will not be entitled to receive any further payments or benefits that would otherwise have been payable or provided to Executive under Section 3(b) after Executive’s violation of the Restrictive Covenants.

(b) Effect of Change in Control. If a Change in Control occurs on or after the date of a Severance Event, then the unpaid balance, if any, of the Severance Payment will be payable in a single sum cash payment on the later of (1) the initial payment date described in the preceding subparagraph, or (2) the date of the Change in Control. If a Severance Event occurs on or after the date of a Change in Control, then the entire amount of the Severance Payment will be payable in a single sum cash payment on the Initial Payment Date.

5. Limitation on Parachute Payments. If Executive is entitled to receive payments and benefits under this Agreement and if, when combined with the payments and benefits Executive is entitled to receive under any other plan, program or arrangement of the Company, Executive would be subject to excise tax under Section 4999 of the Code or the Company would be denied a deduction under Section 280G of the Code, then Executive will be entitled to receive either (a) the full amount of the such payments and benefits, or (b) a reduced amount having a value equal to one dollar less than three times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (a) and (b), after taking into account applicable federal, state, and local income taxes and the Section 4999 excise tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of payments and benefits. For purposes of determining the after-tax amounts in (a) and (b) above, Executive will be deemed to pay federal, state and local income tax at the highest marginal rates, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If there is a reduction of payments and benefits pursuant to the foregoing, then, unless the parties agree otherwise, such reduction will occur in the following order: (1) any cash severance payable by reference to Executive’s base salary or bonus; (2) any other cash amount payable to Executive; (3) any benefit valued as a “parachute payment;” and (D) acceleration of vesting of any equity or other incentive awards.

6. [Termination of Employment Agreement;] Effect of Other Agreements. [The Employment Agreement is hereby terminated and superseded in its entirety by this Agreement.] If any termination or severance payments or benefits are made or provided to Executive by the Company pursuant to any other agreement between Executive and the Company [(other than the Employment Agreement)], then the payments and benefits required to be provided under this Agreement shall be reduced by the amount of the comparable payments and benefits payable under such other agreement(s) in order to avoid duplication.

7. No Duty to Mitigate. Except as otherwise specifically provided herein, Executive’s entitlement to payments and benefits hereunder is not subject to mitigation or a duty to mitigate by Executive.

8. Successors and Assigns. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all the business or assets of the Company and its subsidiaries taken as a whole, and as a condition to any such purchase, merger, consolidation or other form of transaction, expressly and unconditionally to assume and agree to perform or cause to be performed the Company’s obligations under this Agreement. In any such event, the term “Company,” as used herein shall include any such successor or assignee.

9. Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from Executive the payments and benefits intended to be provided, then Executive shall be entitled to select and retain counsel at the expense of the Company to represent Executive in connection with the good faith initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction, in connection with the enforcement by Executive of Executive’s rights hereunder.

10. Tax Withholding. The payment of any amount pursuant to this Agreement shall be subject to all applicable tax withholding.

11. Section 409A Compliance. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits following or upon a termination of employment (to the extent such payments or benefits are subject to Section 409A) unless such termination also constitutes a “separation from service” within the meaning of Code Section 409A. Any payment otherwise required to be made to Executive on account of the termination of Executive’s employment, to the extent such payment is properly treated as deferred compensation subject to the Section 409A of the Code and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, and only if the Executive is treated as a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s termination of employment, shall not be made until the first business day after the expiration of six months from the Termination Date or, if earlier, the date of Executive’s death. On the payment date, as so delayed, there shall be paid to Executive (or Executive’s estate, as the case may be) in a single cash payment an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence. Each payment required under this Agreement will be considered a separate payment for purposes of determining the applicability of or exemption from Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder will be made no later than the time frame set forth in this Agreement, but in any event, on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding the foregoing, Executive shall be solely responsible, and the Company shall have no liability, for the payment of any taxes, acceleration of taxes, interest or penalties that may be incurred under or as a result of Section 409A of the Code.

12. Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between Executive and the Company. Nothing contained herein shall be deemed to give Executive a right to be retained in the employ or other service of the Company or to interfere with the right of the Company to terminate Executive’s employment at any time.

13. Governing Law. This Agreement shall be governed by the laws of the State of Florida, excluding its conflict of law rules.

14. Continuing Indemnification. If Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, and whether commencing before or after the termination of Executive’s employment with the Company and its subsidiaries, by reason of the fact that Executive is or was an employee, officer or director of the Company or any of its subsidiaries, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, all to the fullest extent permitted by the laws of the State of Delaware and the Company’s organizational documents and as may be covered by liability insurance, to the same extent as is applicable to other executive officers of the Company. The foregoing shall be in addition to any other indemnification coverage which Executive may have immediately prior to the Termination Date.

15. Cooperation. Executive agrees to reasonably cooperate with the Company with respect to any actions that have been or may be commenced by or against the Company or about which Executive has knowledge, including meeting with the Company’s attorneys and providing testimony at a deposition or at trial. The Company agrees to reimburse Executive for any reasonable expenses incurred by Executive as a result of his cooperation with the Company with respect to such matters.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

17. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof. This Agreement may be amended only by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RTI BIOLOGICS, INC.

By:

Executive

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made as of [—], 20     by and between [—] (“Executive”) and RTI BIOLOGICS, INC. (the “Company”).

1. This will confirm that a Severance Event as described in Section 1(e) of Executive Transition Agreement between Executive and the Company, dated August 29, 2012 (the “Executive Transition Agreement”), has occurred. In accordance with Section 4 of the Executive Transition Agreement, Executive’s right to receive and retain certain severance payments and benefits under Section 3 of the Executive Transition Agreement is conditioned upon the timely receipt by the Company of a general release by Executive in favor of the Company, its affiliates and their officers, directors and employees, which is no longer subject to revocation. Accordingly, in consideration of the severance payments and benefits under the Executive Transition Agreement and other good and valuable consideration, Executive for himself and for the executors and administrators of Executive’s estate, Executive’s heirs, successors and assigns, hereby releases and forever discharges the Company and its affiliates and each of its or their current and former officers, directors, employees and stockholders (the “Releasees”) from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Releasees Executive ever had, now has or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Release (collectively defined herein as “Claims”). This Release includes, but is not limited to, all Claims Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; Section 451 et. seq.; similar state laws, and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees associated with such Claims. The parties acknowledge that this Release does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. Notwithstanding the foregoing, nothing in the provisions of this Release shall act as a release by Executive of any Claims against the Company with respect to (i) any amounts or benefits to which Executive may be entitled under and in accordance with the terms of the Executive Transition Agreement, (ii) any right Executive may have to indemnification under the terms of the Executive Transition Agreement or under the terms of any other applicable indemnification agreement, the organizational documents of the Company, the terms of any insurance policy, the terms of any Company indemnification policy, the terms of applicable law or otherwise, (iii) Executive’s rights under and in accordance with the terms of any employee benefit plan in which Executive participates, and (iii) any Claims arising with respect to acts, events or occurrences taking place after the date of this Release. For the purposes hereof, the term “Company” shall include any direct or indirect successor to the Company. Executive does not waive or release any claims which arise after the date Executive executes this Agreement.

A-1

2. Executive has been advised to consult with an attorney prior to executing this Agreement. By executing this Agreement, Executive acknowledges that (a) Executive has been provided with an opportunity to consult with an attorney or other advisor of Executive’s choice regarding the terms of this Agreement, (b) this is a final offer and Executive has been given 45 days in which to consider whether Executive wishes to enter into this Agreement, (c) Executive has elected to enter into this Agreement knowingly and voluntarily and (d) if Executive does so within fewer than 45 days from receipt of the final document Executive has knowingly and voluntarily waived the remaining time. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case Executive has 7 days following execution of this Agreement to change Executive’s mind.

Executive

RTI BIOLOGICS, INC.

By:
Title:

A-2

EXHIBIT B

RESTRICTIVE COVENANTS

This Exhibit B is part of, and is incorporated by reference in, the Executive Transition Agreement (the “Agreement”) to which this Exhibit B is attached. The covenants set forth in this Exhibit B are given by Executive in consideration for the benefits described in the Agreement and other good and valuable consideration. Unless otherwise specified, the capitalized terms used in this Exhibit B shall have the meanings ascribed to them in the Agreement.

1. Nondisclosure of Confidential Information; Inventions.

(i) The Company possesses valuable business and technical information, know-how and trade secrets (whether written or oral) related to its and its subsidiaries’ current, future and proposed operations and products, including, but not limited to, research, developments, improvements, methods, procedures, discoveries, patents, patent applications, inventions, processes, formulas, technology, designs, models, drawings, product plans, products, services, customers, customer lists, strategies, studies, business plans, forecasts, markets, techniques, engineering, testing systems, hardware configuration information, computer software and programs (including source code and related documentation), test and/or experimental data and results, laboratory notebooks, marketing, finances or other business information (herein collectively referred to as “Confidential Information”). Confidential Information shall include any and all information relating to the Company, and its subsidiaries, affiliates, clients, customers, investors, and joint venture and strategic partners, but shall not include any information is part of the public domain other than as a result of the Executive’s or another person’s breach of duty to maintain confidentiality.

(ii) The Executive is an employee of the Company and as such the Company has and will disclose Confidential Information to the Executive. The Executive shall not communicate the Company’s Confidential Information to any third party without the prior written consent of the Company, and the Executive shall use Executive’s best efforts to prevent inadvertent disclosure of the Company’s Confidential Information to any third party. The Executive hereby acknowledges that Executive is aware that United States securities laws prohibits any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(iii) In the event that the Executive is requested or required (by oral question or request for information or documents and legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose Confidential Information of the Company, or if the Executive is advised by Executive’s legal counsel that it is legally required to disclose the Confidential Information, it is agreed that the Executive (i) will provide the Company prompt notice of any request or requirement, (ii) will provide the Company full and complete cooperation to seek an appropriate order or remedy, (iii) will cooperate with the Company in obtaining reliable assurances that confidential treatment will be accorded to the disclosure of Confidential Information, and (iv) will, if disclosure of said Confidential Information is required, disclose only that portion of the Confidential Information which is legally required to be disclosed.

(iv) The Executive will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by Executive or under Executive’s direction or jointly with others during Executive’s employment by the Company, whether or not during normal working hours or on the premises of the Company (herein collectively referred to as “Developments”).

(v) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of Executive’s right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications; provided, however, that this Section 1(v) shall not apply to Developments that do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company premises and not using the Company’s tools, devices, equipment or Confidential Information.

(vi) The Executive agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after Executive’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

(vii) Nothing herein shall be construed as giving the Executive any right in or to the Confidential Information or Developments or granting the Executive any license under any intellectual property rights.

2. Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or any of its subsidiaries or relating to the business of the Company or any of its subsidiaries, in Executive’s possession, whether prepared by Executive or others. If at any time after the termination of Executive’s employment, Executive determines that Executive has any trade secrets or other confidential information belonging to the Company or any of its subsidiaries in Executive’s possession or control, Executive shall promptly return to the Company all such trade secrets and other confidential information, including all copies and portions thereof.

3. Non-Solicitation. During the period of Executive’s employment or other service with the Company and for 24 months thereafter, Executive shall not, without the prior written consent of the Company, directly or indirectly: (a) solicit, request, advise, entice, persuade or induce or hire any employee, consultant, or independent contractor employed by or working on behalf of the Company or any of its subsidiaries at any time during the 24-month period prior to Executive’s termination of employment with the Company to leave the Company or any of its subsidiaries or to engage in any activity which, were it done by Executive, would violate the terms hereof (it being understood that a general advertisement or solicitation for employment that is not targeted and that does not have the effect of being targeted to any current or former Company employee, consultant or independent contractor shall not, by itself, be deemed to be a violation of this part 3(a)); or (b) solicit, request, advise, entice, persuade or induce any individual or entity, including but not limited to any customer, supplier, vendor, investor, equity or financing source, or other contracting party of the Company or any of its subsidiaries, to terminate, reduce or refrain from continuing or renewing their present or prospective contractual or business relationship with the Company or any of its subsidiaries.

4. Non-Competition Restrictions. Executive agrees that, for a period of one year following the termination of Executive’s employment with the Company (the “Noncompetition Period”), Executive will not (1) engage in, perform services for, be associated with, or employed by any person or entity that engages in the same or similar business that the Company is engaging in as of the last date of Executive’s employment, including but not limited to the business of the recovery, procurement, manufacturing, processing or distribution of bone, tissue, allograph, or xenograph products, or (2) participate in, assist with or in any way become associated with or employed by any new start-up venture that the parties agree in advance is or will be engaged in the same or similar business of the Company as of the last date of Executive’s employment. Executive acknowledges that this restrictive covenant is reasonably necessary to protect the Company’s legitimate business interests, which are represented by, among other things, the substantial relationships between the Company and its licensees and tissue sources, as well as the goodwill established by the Company with licensees and tissue sources in the United States and other countries where the Company’ tissues are distributed over a protracted period, specialized training, and other legitimate business reasons. Executive recognizes that the Company would not sign this Agreement without the inclusion of this covenant, and Executive confirms the sufficiency of the consideration received by the Executive therefor. The provisions of this Paragraph 4 shall survive the termination of Executive’s employment with the Company and the termination of the Agreement to which document is an Exhibit.

5. Remedies. It is intended that, in view of the nature of the Company’s business, the restrictions contained in paragraphs 1 through 4 above are considered reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or threatened breach by Executive of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach of these restrictive covenants, including, without limitation, the recoupment and other remedies specified in the Agreement. These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

6. Severability; Reformation. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Exhibit B is invalid, unenforceable, or void, such determination shall not have the effect of invalidating or validating the remainder of the paragraph, sentence or any other provision of this Exhibit B. Further, it is intended that the court should construe this Exhibit B by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.